N E W S                       Contact:
R E L E A S E
                              Exchange National Bancshares, Inc.
                              Investor Relations
                              Kathleen Bruegenhemke
                              (573) 761-6179  Fax: (573) 761-6272

FOR IMMEDIATE RELEASE

EXCHANGE NATIONAL BANCSHARES ANNOUNCES 3 FOR 2 STOCK SPLIT

Jefferson City, MO, September 22, 1999 - Exchange National Bancshares, Inc. (OTC: EXJF) today announced that its Board of Directors has approved a 3-for-2 stock split of the Company's common stock in the form of a stock dividend.

Each shareholder of record on October 7, 1999 will receive one additional share of common stock for each two shares held on that date. No fractional shares will be issued in connection with the stock distribution, but instead each shareholder who otherwise would have received a fractional share will receive cash equal to the value of the fractional share based on the last sales price for the Company's common stock prior to the record date.

The distribution date for the new shares will be October 13, 1999. Exchange National Bancshares had approximately 718,500 shares of common stock issued and outstanding as of September 22, 1999. The stock distribution will increase the common shares issued and outstanding to approximately
1,077,750 shares.

Exchange National Bancshares is the parent holding company of The Exchange National Bank of Jefferson City and Union State Bank and Trust of Clinton. The Company's Banks offer a broad range of commercial and retail banking services in the Missouri communities of Jefferson City, Clinton, Collins and Osceola, as well as the nearby communities in Cole, Henry and St. Clair counties. As of June 30, 1999, the Company had total consolidated assets of approximately $473.3 million, total deposits of approximately
$373.4 million and total shareholders' equity of approximately $46.8 million.